Exhibit 4.21

English Translation

Qimin WU

Tianxiang HU

Baoyi Investment Consulting (Shanghai) Co., Ltd.

AND

Shanghai E-Cheng Asset Management Co., Ltd.

Shareholder Voting Right Proxy Agreement

in respect of Shanghai E-Cheng Asset Management Co., Ltd.

March 13, 2017

Shareholder Voting Right Proxy Agreement

This Shareholder Voting Right Proxy Agreement (“this Agreement”) is entered into as of March 13, 2017 by and among the following Parties:

1.                                      Qimin WU
Identity Card No.: ***

2.                                      Tianxiang HU
Identity Card No.: ***

(Qimin WU and Tianxiang HU are hereinafter referred to individually as an “Existing Shareholder” and collectively as the “Existing Shareholders”.)

3.                                      Baoyi Investment Consulting (Shanghai) Co., Ltd. (hereinafter, the “WFOE”)
Registered address: Room 104, Block 94, 149 Yan Chang Road, Shanghai

4.                                      Shanghai E-Cheng Asset Management Co., Ltd. (hereinafter, the “Company”)
Registered address: Room 221, Block 1, 195 Yong He Zhi Road, Zhabei district, Shanghai

(In this Agreement, the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”)

WHEREAS

(1)                                 The Existing Shareholders are the current Existing Shareholders of the Company, holding 100% equity interest of the Company.

(2)                                 The Existing Shareholders intend to severally entrust their voting rights in the Company to the individuals designated by the WFOE, and the WFOE intends to designate the individuals to accept such entrust.

THEREFORE, the Parties, after friendly consultations, hereby mutually agree below:

ARTICLE I

VOTING RIGHT DELEGATION

1.1                               The Existing Shareholders hereby irrevocably undertake to respectively sign a power of attorney in substance and form as set forth in Annex 1 hereof after the signing of this Agreement, to respectively entrust the individuals then designated by the WFOE (hereinafter, the “Entrusted Persons”) to exercise, on behalf of each of the Existing Shareholders, the following rights that the Existing Shareholders are entitled to in the capacity of Existing Shareholders of the Company under the then effective articles of association of the Company (collectively, the “Entrusted Rights”):

(1)                                 To propose to convene and attend Existing Shareholders’ meetings of the Company as the representative of each of the Existing Shareholders according to the articles of association of the Company;

(2)                                 To exercise, on behalf of each of the Existing Shareholders, their voting rights on all matters requiring discussion or resolutions of the Existing Shareholders’ meetings of the Company, including without limitation, the appointment and election of the Company’s directors and other senior management to be appointed and removed by the Existing Shareholders;

(3)                                 To exercise other voting rights of the Existing Shareholder as specified in the articles of association of the Company (including any other Existing Shareholder voting rights as specified in the amended articles of association).

The above authorization and entrustment are granted on the condition that the Entrusted Persons are PRC citizens and that the WFOE approves such authorization and entrustment. Upon and only upon written notice of dismissing and replacing the Entrusted Person(s) given by the WFOE to each of the Existing Shareholders shall the Existing Shareholder promptly entrust another PRC citizen then designated by the WFOE to exercise the above Entrusted Rights, and the new authorization and entrustment shall, upon the grant supersede the previous authorization and entrustment. The Existing Shareholders shall not revoke the authorization and entrustment to the Entrusted Person(s) unless as provided in this Article.

1.2                               The Entrusted Persons shall perform their obligations in respect of the entrustment hereunder to the extent authorized hereunder with due care and diligence and in compliance with laws. The Existing Shareholders acknowledge and shall assume liabilities for any legal consequences arising as a result of the Entrusted Persons’ exercise of the foregoing Entrusted Rights.

1.3                               The Existing Shareholders hereby confirm that the Entrusted Persons are not required to seek opinions from the relevant Existing Shareholder prior to their exercise of the foregoing Entrusted Rights. However, the Entrusted Persons shall inform the Existing Shareholders in a timely manner of any resolution or proposal on convening an interim Existing Shareholders’ meeting after such resolution or proposal is made.

ARTICLE II

RIGHT TO INFORMATION

2.1                               For the purpose of exercising the Entrusted Rights hereunder, the Entrusted Persons are entitled to know various relevant information of the Company such as those in respect of its operation, business, customers, finance and employees, and shall have access to the relevant documentations and materials of the Company. The Company shall fully cooperate with the Entrusted Persons in this regard.

ARTICLE III

EXERCISE OF THE ENTRUSTED RIGHTS

3.1                               The Existing Shareholders will provide sufficient assistances to the Entrusted Persons with regard to their exercise of the Entrusted Rights, including timely execution where necessary of resolutions of Existing Shareholders’ meetings adopted by the Entrusted Persons or other pertinent legal documents (e.g., where the same is required in order to submit documents for purpose of governmental approvals, registrations or filings.).

3.2                               If at any time within the term of this Agreement, the grant or exercise of the Entrusted Rights hereunder is unrealizable for whatever cause (except for default of any Existing Shareholder or the Company), the Parties shall immediately seek the most similar alternative solution and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.

ARTICLE IV

EXEMPTION AND COMPENSATION

4.1                               The Parties acknowledge that in no case shall the WFOE be required to be liable to or compensate (monetary or otherwise) the other Parties or any third party in respect of exercise of the Entrusted Rights hereunder by the individuals designated by it.

4.2                               The Existing Shareholders and the Company agree to indemnify and hold the WFOE free from and harmless against all losses incurred or likely to be incurred due to exercise of the Entrusted Rights by the Entrusted Persons designated by the WFOE, including without limitation, any loss resulted from any litigation, demand, arbitration or claim by any third party against it or from administrative investigation or penalty, provided, however, that no indemnification is available for any losses caused by a willful default or gross negligence of the Entrusted Persons.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1                               Each Existing Shareholder hereby represents and warrants severally that:

5.1.1.                  It is a Chinese citizen with full capacity of action. It has the complete and independent legal status and legal capacity to execute, deliver and perform this Agreement. It may sue or be sued independently.

5.1.2.                  It has the full power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby that are to be executed by it; and the full power and authority to consummate the transaction contemplated hereby. This Agreement is duly executed and delivered by it. This Agreement shall constitute its legal and binding obligation and may be enforceable against it in accordance with the terms hereof.

5.1.3.                  It is the registered legal Existing Shareholder of the Company as of the effective date of this Agreement. Except for those rights created under this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement entered into by and between the Existing Shareholders, the Company and the WFOE on the date hereof, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Persons may exercise the Entrusted Rights fully and completely in accordance with the then effective articles of association of the Company.

5.2                               Each of the WFOE and the Company hereby represents and warrants severally that:

5.2.1.                  It is a limited liability company duly registered and validly existing under the laws where it is registered and has the independent legal person status. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue or be sued independently.

5.2.2.                  It has the full corporate power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby that are to be executed by it. It has the full power and authority to consummate the transaction contemplated hereby.

5.3                               The Company further represents and warrants that:

5.3.1.                  Each Existing Shareholder is the registered legal Existing Shareholder of the Company as of the effective date of this Agreement. Except for the rights under this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement entered into by and between the Existing Shareholders, the Company and the WFOE on the date hereof, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Persons may exercise the Entrusted Rights fully and completely in accordance with the then effective articles of association of the Company.

ARTICLE VI

TERM OF THIS AGREEMENT

6.1                               Subject to the provisions of Articles 6.2 and 6.3 hereof, the term of this Agreement shall be twenty (20) years, unless it is early terminated by the Parties in writing or pursuant to Article 9.1 hereof. The term of this Agreement will not be extended upon expiration; provided, however, that the term of this Agreement will be automatically extended for one (1) year upon the expiration, if the WFOE gives the other Parties thirty(30) days prior notice requiring the extension thereof, and the same mechanism will apply subsequently upon the expiration of each extended term.

6.2                               This Agreement shall terminate, if the Company or the WFOE, upon expiry of its business term, fails to deal with the approval and registration for the extension thereof.

6.3                               If any Existing Shareholder transfers all of the equity interest it holds in the Company to any person with the WFOE’s prior consent, the Existing Shareholder will no longer be a Party hereto and the obligations and undertakings of any other Parties hereunder will not be adversely affected.

ARTICLE VII

NOTICES

7.1                               Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party(ies).

7.2                               The above notices or other correspondence shall be deemed delivered (i) upon being sent out if by facsimile or electric transmission, or (ii) upon handover in person if by hand delivery; or (iii) upon the fifth (5th) day of being posted if by mail.

ARTICLE VIII

CONFIDENTIALITY

8.1                               Regardless of the termination of this Agreement, each Party is obligated to keep strictly confidential trade secrets, proprietary information, clients’ information and all other information of confidential nature related to the other Parties that are known to the former Party during the course of its execution and performance of this Agreement (the “Confidential Information”). Unless as agreed to by the Party who disclosed the Confidential Information (the “Disclosing Party”) in writing in advance, or as required by the relevant laws, regulations or the requirements applicable where the publicly listed affiliated company of any Party is located, the receiving party of the Confidential Information (the “Receiving Party”) shall not disclose to any third party any of such Confidential Information. Except for the purpose of performing this Agreement, the Receiving Party shall not use any Confidential Information.

8.2                               The Confidential Information does not include:

(a)                                 the information that has been lawfully acquired by the Party receiving the information before as evidenced by certain written evidence;

(b)                                 the information entering the public domain without attribution to any fault of the Party receiving the information; or

(c)                                  the information lawfully acquired by the Party receiving the information from other sources after being received by the Party.

8.3                               The Receiving Party may, for the purpose of performing this Agreement, disclose Confidential Information to its relevant employees, agents or professionals engaged by it, provided, however, the Receiving Party shall ensure that such persons shall abide by the relevant terms and conditions of this Article 8, and shall assume any liability incurred as a result of the breach by any of such persons of the relevant terms and conditions of this Article 8.

8.4                               Notwithstanding any other provision of this Agreement, the effect of this Article 8 shall not be affected by the termination of this Agreement.

ARTICLE IX

LIABILITIES FOR BREACH

9.1                               The Parties agree and confirm that, if any of the Parties (the “Breaching Party”) is materially in breach of any provision hereof, or materially fails or delays in performing any of the obligations hereunder, a breach hereof is constituted (a “Breach”), and any of the other Parties which does not commit any Breach (a “Non-breaching Party”) has the right to require that the Breaching Party rectify it or take a remedial action within a reasonable period. If the Breaching Party fails to rectify the Breach or take remedial actions within the reasonable period or within ten (10) days of the other Party’s written rectification notice, then:

9.1.1.                  if any Existing Shareholder or the Company is the Breaching Party, the WFOE is entitled to terminate this Agreement and require the Breaching Party to indemnify it against its damage;

9.1.2.                  if the WFOE is the Breaching Party, each of the Non-defaulting Parties is entitled to require the Breaching Party to indemnify it against its damage; but unless otherwise provided for by law, in no case does it have the right to terminate or cancel this Agreement.

9.2                               Notwithstanding any other provision herein, the effect of this Article 9 shall not be affected by the suspension or termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1                        This Agreement is written in Chinese in four (4) originals. Each of the Parties to this Agreement shall hold one (1) original.

10.2                        The execution, effectiveness, performance, revision, interpretation and termination of this Agreement shall be governed by laws of the PRC.

10.3                        Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through consultation. In the event the Parties fail to agree with each other within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai in accordance with the arbitration rules thereof effective at the submission of the application for arbitration. The arbitration award shall be final and binding upon the Parties.

10.4                        None of the rights, powers or remedies granted to each of the Parties by any provision of this Agreement shall preclude any other rights, powers or remedies that such Party is entitled to under the laws and under any other provisions of this Agreement, and any Party’s exercise of any of its rights, powers or remedies shall not preclude its exercise of any other rights, powers or remedies that it is entitled to.

10.5                        A Party’s failure or delay in exercising any of its rights, powers or remedies that it is entitled to under this Agreement or under the laws (the “Available Rights”) shall not constitute its waiver of such rights, nor shall any single or partial waiver of any Available Rights by a Party preclude its exercise of those rights in another manner or its exercise of any other Available Rights.

10.6                        The headings in this Agreement are written for the ease of reference only, and in no event, shall be used for, or affect, the interpretation to this Agreement.

10.7                        Each provision herein is separable and independent from all other provisions herein. If any one provision or more provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions herein shall not be affected.

10.8                        This Agreement, after signing, shall supersede any other prior legal documents among the Parties with respect to the subject matter hereof. Any amendment or supplement hereto shall be made in writing and shall not become effective until its due execution by the Parties hereto.

10.9                        Without the WFOE’s prior written consent, none of the other Parties may transfer any of its rights and/or obligations hereunder to any third party. The Existing Shareholders and the Company hereby agree that the WFOE is entitled to transfer any of its rights and/or obligations hereunder to any third party upon written notice thereof to the Existing Shareholders and the Company.

10.10                 This Agreement shall be binding on the legal successors of the Parties.

[INTENTIONALLY LEFT BLANK BELOW]

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Qimin WU

By:	/s/ Qimin WU

Tianxiang HU

By:	/s/ Tianxiang HU

Baoyi Investment Consulting (Shanghai) Co., Ltd.
(Company seal)

By:	/seal/ Baoyi Investment Consulting (Shanghai) Co., Ltd.
Name:
Title:

Shanghai E-Cheng Asset Management Co., Ltd.
(Company seal)

By:	/seal/ Shanghai E-Cheng Asset Management Co., Ltd.
Name:
Title:

Annex 1:

Power of Attorney

THIS POWER OF ATTORNEY (hereinafter, the “Power of Attorney”) is executed by Qimin WU (ID card No.: ***) as of March 13, 2017 and issued to Xin ZHOU (ID card No.: ***) (hereinafter, the “Entrusted Person”).

I, Qimin WU, hereby entrust the Entrusted Person with full representative power to exercise the following rights owned by me in the capacity of an Existing Shareholder of Shanghai E-Cheng Asset Management Co., Ltd. (hereinafter, the “Company”) on my behalf:

(1)              As my representative, to propose to convene and attend Existing Shareholders’ meetings of the Company according to the articles of association of the Company;

(2)              As my representative, to exercise, on behalf of each of the Existing Shareholders, their voting rights on all matters requiring discussion or resolutions of the Existing Shareholders’ meetings of the Company, including without limitation, the appointment and election of the Company’s directors and other officers to be appointed and removed by the Existing Shareholders;

(3)              As my representative, to exercise other voting rights of a Existing Shareholder as specified in the articles of association of the Company (including any other Existing Shareholder voting rights as specified in the amended articles of association).

I hereby irrevocably confirm that this Power of Attorney shall continue to be valid unless and until the Existing Shareholder Voting Right Proxy Agreement executed by and between Baoyi Investment Consulting (Shanghai) Co., Ltd. (hereinafter, the “WFOE”), the Company and the Existing Shareholders of the Company as of March 13, 2017 expires or is early terminated, unless the WFOE gives me a direction to replace the Entrusted Person.

Authorization is hereby made.

Name:	Qimin WU
Signature:	/s/ Qimin WU
Date:	March 13, 2017

Power of Attorney

THIS POWER OF ATTORNEY (hereinafter, the “Power of Attorney”) is executed by Tianxiang HU (ID card No.: ***) as of March 13, 2017 and issued to Xin ZHOU (ID card No.: ***) (hereinafter, the “Entrusted Person”).

I, Tianxiang HU, hereby entrust the Entrusted Person with full representative power to exercise the following rights owned by me in the capacity of an Existing Shareholder of Shanghai E-Cheng Asset Management Co., Ltd. (hereinafter, the “Company”) on my behalf:

(1)              As my representative, to propose to convene and attend Existing Shareholders’ meetings of the Company according to the articles of association of the Company;

(2)              As my representative, to exercise, on behalf of each of the Existing Shareholders, their voting rights on all matters requiring discussion or resolutions of the Existing Shareholders’ meetings of the Company, including without limitation, the appointment and election of the Company’s directors and other officers to be appointed and removed by the Existing Shareholders;

(3)              As my representative, to exercise other voting rights of a Existing Shareholder as specified in the articles of association of the Company (including any other Existing Shareholder voting rights as specified in the amended articles of association).

I hereby irrevocably confirm that this Power of Attorney shall continue to be valid unless and until the Existing Shareholder Voting Right Proxy Agreement executed by and between Baoyi Investment Consulting (Shanghai) Co., Ltd. (hereinafter, the “WFOE”), the Company and the Existing Shareholders of the Company as of March 13, 2017 expires or is early terminated, unless the WFOE gives me a direction to replace the Entrusted Person.

Authorization is hereby made.

Name:	Tianxiang HU

Signature:	/s/ Tianxiang HU

Date:	March 13, 2017